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                                                                     Exhibit 2.9

                  THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT
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     THIS AMENDMENT ("Third Amendment") dated and effective as of the 17th day of February, 1998, by and between Great Scott Broadcasting, Ltd., a Pennsylvania limited partnership ("Seller"), and Nassau Broadcasting Partners, L.P., a Delaware limited partnership ("Buyer").

                            STATEMENT OF FACTS
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     1.   Buyer and Seller entered into an Asset Purchase Agreement dated as of
August 30, 1998 ("Agreement") pursuant to which Seller agreed to sell certain radio stations licensed to Trenton, New Jersey to Buyer and simultaneously paid the Escrow Amount toward the purchase price under the Agreement.

     2. On January 17, 1997, Buyer and Seller entered into the First Amendment, pursuant to which the Escrow Agent paid the Escrow Amount to Seller, and Buyer deposited an additional $750,000 (the "Additional Escrow Amount") with the Escrow Agent.

     3. On June 1, 1997, Buyer and Seller entered into the Second Amendment, pursuant to which the Escrow Agent released the Additional Escrow Amount to Seller.

     4. As of the date of this Third Amendment, Buyer has paid to Seller the Escrow Amount, the Earnings Adjustments, the Advances, and Additional Deposits pursuant to the Second Amendment. Buyer has also paid $1,000,000 toward the Additional Deposit due on December 31, 1997 under Section 2 of the Second Amendment, which payment was confirmed in a letter from Buyer dated October 20, 1997.

     5. Buyer and Seller have agreed to further amend the Agreement. For the purpose of this Third Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement, the First Amendment and the Second Amendment, unless otherwise defined.

     6. On June 1, 1997, Buyer and Seller also entered into a Local Marketing Agreement ("LMA"), as part of the consideration for the Second Amendment.

     NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, paid by Buyer to Seller, and for other good and valuable consideration, the mutual receipt and mutual sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Purchase Price. Section 2.3(a) and Section 2.3(b) of the Agreement, as
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amended, shall be deleted in their entirety and replaced by the following:

         2.3(a) Additional Deposits. The Additional Deposits shall be paid as
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     follows: $1.0 million on January 2, 1998; $2.0 million on March 1, 1998;
     and $1.5 million on July 1, 1998. Such payments may be made by certified or cashier's check or wire transfers.

         2.3(b) Closing. Buyer shall deliver to Seller at Closing one or more
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     certified checks or wire transfers payable as directed by Seller in the aggregate amount of Two Million Six Hundred Thousand Dollars ($2,600,000).

Seller acknowledges that Buyer has paid the Additional Deposits due on January 2, 1996 and March 1, 1998.

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     2.  Interest. Buyer shall pay to Seller interest in the amount of eight
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percent (8%) per annum on the $2.0 million payment due on March 1, 1998 pursuant to Section 1 of this Third Amendment. Such interest is payable beginning on January 1, 1998 and shall run until payment of the $2.0 million due on March 1, 1998 payment.

     3.  Format and Call Letters. Buyer agrees not to make further changes to
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the format or the call letters of the Stations until it has made the payment due
March 1, 1998. The call letters will be changed in the manner set forth on Exhibit A. Seller agrees to take all action reasonably required of it to assist Buyer in changing the call letters, including executing documents required to be filed with or submitted to the Federal Communications Commission ("FCC").

     4.  Acknowledgment. Buyer acknowledges and agrees that the representation
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of Seller in Section 5.1 of the LMA that the Stations operate in accordance with the authorizations issued by the FCC has been satisfied as of the date of the Third Amendment. Nothing in this Third Amendment shall have the effect of altering Seller's responsibility for any aspect of the operation of the Stations or the Buyer's acknowledgment and agreement in the Second Amendment that Section
4.2 and 4.3(b) of the Agreement have been satisfied.

     5.  Counterparts. This Third Amendment may be signed in any number of
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counterparts with the same effect as if the signature to each counterpart was on the same instrument.

     6.  Effect. Except as modified by this Third Amendment, the Agreement, the
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First Amendment and the Second Amendment, and all of the covenants, agreements,

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terms, provisions and conditions contained therein shall remain in full force and effect. The covenants, agreements, terms, provisions and conditions contained in this Third Amendment shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the Agreement, the First Amendment and the Second Amendment, as modified in this Third Amendment, their respective assigns.

    IN WITNESS WHEREOF, this Third Amendment has been duly executed by the parties hereto as of the date first above written.

                                      GREAT SCOTT BROADCASTING, LTD.
                                      By: GREAT SCOTT BROADCASTING, INC.
                                          Its General Partner

                                      By:  /s/ Faye Scott
                                         ------------------------------
                                         Faye Scott, President


                                      NASSAU BROADCASTING PARTNERS, L.P.
                                      By: Nassau Broadcasting Partners, Inc. its
                                          General Partner

                                      By:  /s/ Christina Christensen
                                         ------------------------------
                                         Christina Christensen,
                                         Assistant Secretary


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